Exhibit 99.1

Investor Contact:	Press Contact:
Frank Yoshino Vice President, Finance +1 714 885-3697 frank.yoshino@emulex.com	Katherine Lane Director, Corporate Communications +1 714 885-3828 katherine.lane@emulex.com

Emulex Announces Paul Folino Transition Plan

Executive Chairman to Complete Transition from Active Management Role

COSTA MESA, Calif., July 26, 2011 – Emulex Corporation (NYSE:ELX), the leader in converged networking solutions, today announced that Paul Folino, Emulex’s executive chairman, will complete his active employment with Emulex on November 29, 2011. The end of Mr. Folino’s services as executive chairman is in accordance with a transition plan adopted by the company and Mr. Folino. Mr. Folino will remain available for service on the Emulex board of directors as chairman of the board after his employment and role as executive chairman ends.

“I am grateful for the opportunity I have been given to help Emulex achieve success over the last 18 years,” said Paul Folino, executive chairman, Emulex. “I also look forward to providing any additional support that may be needed by Emulex’s chief executive officer (CEO), Jim McCluney, as he takes the company to the next level. I am very pleased that Emulex has such an excellent management team and I look forward to their continued success.”

“Since his arrival in 1993, Paul has established Emulex as a world leader in storage networking and laid the foundation for its leadership in the emerging converged network technology. In so doing, he has created tremendous benefits for the company’s employees, shareholders and customers,” said Fred Cox, chairman emeritus and co-founder, Emulex. “He is a man of the highest integrity who will continue to contribute to the success of Emulex for many years to come.”

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“Emulex has been privileged by the presence of Paul Folino,” said Jim McCluney. “I was happy to join Paul in the management of Emulex in 2003. I have enjoyed working with him for the last eight years, and I look forward to a fruitful ongoing working relationship to continue Emulex’s success.”

Mr. Folino joined Emulex in May 1993 as president and CEO and as a member of the board of directors. In July 2002, he was promoted to chairman of the board and CEO, and in September 2006, became executive chairman. Paul also is a member of the public boards of Microsemi Corporation and CoreLogic, Inc.

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About Emulex
Emulex, the leader in converged networking solutions, provides enterprise-class connectivity for servers, networks and storage devices within the data center. The Company’s product portfolio of Fibre Channel host bus adapters, network interface cards, converged network adapters, controllers, embedded bridges and switches, and connectivity management software are proven, tested and trusted by the world’s largest and most demanding IT environments. Emulex solutions are used and offered by the industry’s leading server and storage OEMs including, Cisco, Dell, EMC, Fujitsu, Hitachi, Hitachi Data Systems, HP, Huawei, IBM, NEC, NetApp and Oracle. Emulex is headquartered in Costa Mesa, Calif., and has offices and research facilities in North America, Asia and Europe. More information about Emulex (NYSE:ELX) is available at www.Emulex.com.

Emulex Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. These forward-looking statements include, among other matters, statements concerning Emulex’s acquisition of ServerEngines Corporation, including anticipated benefits expected from the acquisition, expected impact on Emulex’s results of operations and financial condition, and expected market opportunities; Emulex’s business outlook, as well as expectations of other future events and future performance. Emulex wishes to caution readers that a number of significant factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include among others, the anticipated benefits of the combined companies may not be achieved, the combined operations may not be successfully integrated in a timely manner, if at all, and other risks inherent in acquisitions of businesses, including unanticipated costs and expenditures, potential changes in relationships with strategic partners, potential contractual or intellectual property issues, and potential accounting charges and write-downs; as well as changes in economic and industry conditions and the effects of ongoing global economic uncertainty, changes in end user demand for technology solutions; the effect of any actual or potential unsolicited offers to acquire Emulex; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the effect of rapid migration of customers

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towards newer, lower cost product platforms; slower than expected growth of the storage networking market or the failure of Emulex’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate Emulex products into their systems; delays in product development; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; any inadequacy of Emulex’s intellectual property protection or the potential for third-party claims of infringement; Emulex’s ability to attract and retain skilled personnel; and Emulex’s reliance on third-party suppliers. These and other factors that could cause actual results to differ materially from those in the forward-looking statements are also discussed in Emulex’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q. Statements in this release are based on current expectations and, except as required by law, Emulex undertakes no obligation to revise or update any forward-looking statements for any reason. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

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